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                                                                     Exhibit 3.7

                       CERTIFICATE OF LIMITED PARTNERSHIP
                                       OF
                                 ROMA DINING LP

         The undersigned party, having formed a limited partnership pursuant to the laws of the State of Delaware, including the Delaware Revised Uniform Limited Partnership Act, does hereby certify;

         1. The name of the limited partnership is Roma Dining LP (the "Limited Partnership").

         2. The registered office of the Limited Partnership in the State of Delaware shall be The Corporation Trust Company, 1209 Orange Street, Wilmington, DE 19801. The name of its registered agent for service of process on the Limited Partnership shall be The Corporation Trust Company and the address of such agent is 1209 Orange Street, Wilmington, DE 19801

         3. The address of the principal office of the Limited Partnership in the United States where records are kept is 9304 Forest Lane, Suite 200, Dallas, Texas 75243.

         4. The name of the general partner of the Limited Partnership is Romacorp, Inc., a Delaware corporation, and the mailing address and street address of the business of such general partner is 9304 Forest Lane, Suite 200, Dallas, Texas 75243.

                  SIGNED on December 31, 1996.


                                       ROMACORP, INC.

                                       By:  /s/ David G. Short
                                            -----------------------------------
                                            David G. Short, Vice President